Exhibit 10.1

CEO.CA

CEO.CA TECHNOLOGIES LTD.
Advertising Services Agreement

Focus+ Consulting + Advertising Package

KAIROS PHARMA

Services Agreement

This Services Agreement was prepared for KAIROS PHARMA, LTD. (referred to herein as “CLIENT”) by CEO.CA TECHNOLOGIES LTD. (referred to herein as “CEO.CA” or “SERVICE PROVIDER”) whereas:

1.	CEO.CA provides an Internet-based financial information and communications service.
2.	CLIENT wishes to engage CEO.CA for the 12-Month Consulting + Advertising Package set out in Schedule “A” hereto (the “Services”).
3.	CLIENT and CEO.CA wish to set out the terms and conditions relating to the provision of the Services.

I.	Fees & Disbursements

Advertising Package
Aggregate Fee for Services:	US$250,000
Engagement Term:	12-Months from September 23, 2024, (the “Commencement Date” collectively, the “Term”

Payment Terms for Services

II.	Upon execution of this Services Agreement, CLIENT shall pay the full Cash Fee.

III.	Legal

IV.	CEO shall commence provision of the Services on the Commencement Date, and this Services Agreement shall continue in force and effect until the completion of the Term, provided that notwithstanding any other provision hereof, the provisions under the heading “Indemnity” below shall survive the termination of this Services Agreement. CEO.CA’s advertising package will highlight the ordinary course of business of CLIENT to raise public awareness of CLIENT other than as may relate to private placements or other financings. Without limiting the generality of the foregoing, the CLIENT agrees and acknowledges that the Services shall be limited to the dissemination of information provided in the ordinary course of business of CLIENT to (i) promote the sale of products or services of CLIENT, or (ii) to raise public awareness of CLIENT, in each case which cannot reasonably be considered to promote the purchase or sale of securities of CLIENT.

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This Services Agreement is governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and constitutes and contains the entire and only agreement among the parties hereto relating to the matters described herein and other than as expressly set forth below, may be assigned by either party only upon the prior written consent of the other party. There are no representations, warranties, terms, conditions, undertakings, or collateral agreements, express, implied, or statutory, between the parties hereto other than as expressly set out herein. CEO.CA will have the right to use subcontractors to supply all or part of the Services, provided that the quality of service and service levels are not in any way diminished. CEO.CA and its employees and contractors may provide services of a nature similar to the Services to any other person, and CLIENT agrees and acknowledges that there is no obligation of exclusivity on the part of Service Provider hereunder.

CEO.CA shall not be liable for any error of judgement or any act or omission or for any mistake of fact or law except by reason of its gross negligence or wilful misconduct beyond the cost of this Services Agreement. Under no circumstances whatsoever shall CEO.CA be liable for special, indirect, incidental or consequential loss or damage of any kind whatsoever (including, without limitation, lost profits). CEO.CA reserves the right to use CLIENT’s name on its list of historical engagements for marketing purposes.

Indemnity

CLIENT indemnifies and holds CEO.CA, its successors and permitted assigns, as well as its and their respective directors, officers, employees, affiliates, advisors and agents (individually, the “Indemnified Party” and collectively, the “Indemnified Parties”), harmless from and against any and all third party claims, demands, assessments, interest, penalties, actions, suits, proceedings, liabilities, losses, damages, costs and expenses, including, without limiting the foregoing, expert, consultant and counsel fees and disbursements, arising directly or indirectly from or in connection with the provision of the Services hereunder and/or any actions or omissions that an Indemnified Party takes pursuant to this Services Agreement, provided that any such action or omission is taken in good faith and without gross negligence or wilful misconduct. The indemnity, provision set forth herein will survive, and shall continue in full force and effect, regardless of the expiry or termination of this Services Agreement.

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Confidential Information

In this Services Agreement, “Confidential Information” means all information relating the business, activities or affairs of CLIENT including all business and technical information, specifications, formulations, technology, manufacturing processes, quality control standards, data, drawings, documents, procedures, know-how or related information, provided that Confidential Information shall not include any information which is:

(a)	already available or becomes readily available to the public, other than by a breach of this Services Agreement by CEO.CA;
(b)	rightfully received by CEO.CA from a third party which is, to the knowledge of CEO.CA, not in breach of any obligation of confidentiality; or
(c)	otherwise developed by CEO.CA independent of any disclosure by CLIENT.

CEO.CA will hold the Confidential Information in confidence and except as otherwise required by law or regulation, will not, during the term of this Services Agreement, transmit Confidential Information to any third person either in whole or in part, other than representatives of CEO.CA which require the Confidential Information to perform the Services hereunder.

Execution

This Services Agreement may be executed in several counterparts and electronically, each of which, when so executed, shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument.

This Agreement is dated this 23rd day of September, 2024.

KAIROS PHARMA, LTD.

Per:
Authorized Signing Officer

CEO.CA TECHNOLOGIES LTD.

Per:
Authorized Signing Officer

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Schedule A

V.	Focus+ Advertising Package

●	Advertising served on desktop and mobile with approximately 4,000,000 total impressions of your banner advertisements over the Term.

●	The Focus+ Advertising Package also includes the following services on a complimentary basis:

○	Design & Implementation of customized CLIENT banner advertisements designed by the CEO.CA design team in conjunction with CLIENT.

■	Monthly Revisions to the banner advertisements.

●	CEO.CA Features

○	1 Launch Video – Produced & Distributed on CEO.CA

○	7 Featured News Releases (Homepage Feature Bar / All Stock /Community Pages on CEO.CA)

○	Ongoing Strategic News Placements (Main & Sector Pages In-Chat Feature)

○	6 Inside The Boardroom Video Interviews – Syndicated to Partners & Distributed on CEO.CA Website (20,000 Views Minimum Per Video)

○	1 Interactive AMA “Ask Me Anything” Interview on CEO.CA.

○	Verified Corporate PROfile (News Releases, SEDAR, SEDI, Landing Page) on CEO.CA

●	Team Support

○	Monthly Analytics Update Report from the Client Relations Team

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